Exhibit 99.1

ATI Physical Therapy Reports Second Quarter 2023 Results

Drove Growth in Visits per Day, Rate per Visit, Revenue and Adjusted EBITDA
Reflecting Continued Execution of Transformation Initiatives and Strong Demand for Physical Therapy

Improved Provider Productivity and Retention

Provides 2023 Revenue and Adjusted EBITDA1 Guidance

BOLINGBROOK, IL – August 7, 2023 – ATI Physical Therapy, Inc. (NYSE: ATIP) (“ATI” or the “Company”), a nationally recognized outpatient physical therapy provider in the United States, today reported financial results for the second quarter ended June 30, 2023.

“We delivered sequential improvement in nearly every key performance metric in the second quarter, underscoring the solid execution of our transformation initiatives and strong demand for physical therapy services,” said Sharon Vitti, Chief Executive Officer of ATI. “We provided outstanding care and service to the highest number of patients daily since the pandemic began. Moreover, payors are increasingly recognizing the value of high-quality physical therapy with reimbursement increases. Our progress reflects the ongoing commitment of our front-line teams, operations support, and leaders in driving operational excellence, creating exceptional experiences for patients, and delivering on our strategic vision.”

Ms. Vitti added, “While the labor market in our industry continues to be constrained, we are experiencing improved retention. Under the leadership of our Chief People Officer, we have focused on the ATI Way and our unique culture, which prioritizes exceptional employee engagement and provides a compelling value proposition to our team members. We are excited for the significant value creation opportunities ahead for ATI and our stakeholders.”

Joe Jordan, Chief Financial Officer of ATI, said, “Our initiatives to increase profitability and operational efficiency are generating solid progress in financial results. Based on our roadmap for the remainder of the year, we are guiding full year 2023 Adjusted EBITDA to be between $30 million and $36 million.”

1 The Company did not provide guidance on a GAAP basis. Refer to “Non-GAAP Financial Measures” below.

Second Quarter 2023 Results

Supplemental tables of key performance metrics for the first quarter of 2021 through the second quarter of 2023 are presented after the financial statements at the end of this press release. Commentary on performance results in the second quarter of 2023 is as follows:

•
Net revenue was $172.3 million compared to $166.9 million in the first quarter of 2023 and $163.3 million in the second quarter of 2022, an increase of 3.2% quarter-over-quarter and 5.5% year-over-year. The increases were primarily due to adept execution by the Company’s clinicians to ensure access for patients, as well as strong demand for ATI’s physical therapy (“PT”) and adjacent services.

◾
Net patient revenue was $156.9 million compared to $150.8 million in the first quarter of 2023 and $148.5 million in the second quarter of 2022, an increase of 4.1% quarter-over-quarter and 5.7% year-over-year. See below for discussion of drivers to net patient revenue (i.e., patient visits and Rate per Visit).

◾
Other revenue was $15.4 million compared to $16.2 million in the first quarter of 2023 and $14.8 million in the second quarter of 2022, a decrease of 4.8% quarter-over-quarter and an increase of 4.1% year-over-year. The quarter-over-quarter decrease was primarily due to seasonality in the Sports Medicine business, and the year-over-year increase was primarily driven by higher MSA revenue.

•	Visits per Day (“VPD”) were 23,412 compared to 22,701 in the first quarter of 2023 and 22,403 in the second quarter of 2022, an increase of 3.1% quarter-over-quarter and 4.5% year-over-year.

VPD per Clinic was 25.7 compared to 25.0 in the first quarter of 2023 and 24.2 in the second quarter of 2022, an increase of 0.7 visits quarter-over-quarter and 1.5 visits year-over-year. These increases were primarily driven by the Company’s continued focus on operational excellence across its clinics.

•
Rate per Visit (“RPV”) was $104.74 compared to $103.76 in the first quarter of 2023 and $103.57 in the second quarter of 2022, an increase of 0.9% quarter-over-quarter and 1.1% year-over-year. The sequential improvement in RPV was primarily driven by favorable contracting in certain key markets, comprising mostly payor fee schedule increases as well as bonus payments for positive performance under a small number of value-based compensation arrangements.

•
Salaries and related costs were $95.3 million compared to $90.7 million in the first quarter of 2023 and $89.6 million in the second quarter of 2022, an increase of 5.1% quarter-over-quarter and 6.4% year-over-year. The increases were primarily due to higher support staff costs from added personnel to allow our clinicians to focus on access to care, bonuses and stock-based awards for our care providers, and wage inflation.

PT salaries and related costs per visit were $54.81 compared to $52.98 in the first quarter of 2023 and $53.64 in the second quarter of 2022, an increase of 3.5% quarter-over-quarter and 2.2% year-over-year. The increases were due to higher labor costs per clinical FTE and a reconfigured clinic support structure, partially offset by higher labor productivity of 9.5 VPD per clinical FTE compared to 9.4 in the first quarter of 2023 and 9.1 in the second quarter of 2022.

•
Rent, clinic supplies, contract labor and other was $50.4 million compared to $52.9 million in the first quarter of 2023 and $50.4 million in the second quarter of 2022, a decrease of 4.6% quarter-over-quarter and flat year-over-year.

PT rent, clinic supplies, contract labor and other per clinic was $53,866 compared to $56,388 in the first quarter of 2023 and $53,017 in the second quarter of 2022, a decrease of 4.4% quarter-over-quarter and an increase of 1.6% year-over-year. The quarter-over-quarter decrease was primarily due to absence of spend with the annual National Leadership Event held in the first quarter, partially offset by higher contractor spend. The year-over-year increase was primarily driven by higher contractor spend.

•
Provision for doubtful accounts was $2.4 million compared to $4.1 million in the first quarter of 2023 and $3.5 million in the second quarter of 2022. PT provision as a percentage of net patient revenue was 1.5% compared to 2.4% in the second quarter of 2022, with the improvement driven by ongoing operational initiatives and deliberate efforts to increase collections.

•
Selling, general and administrative expenses were $36.6 million compared to $30.6 million in the first quarter of 2023 and $31.8 million in the second quarter of 2022, an increase of 19.5% quarter-over-quarter and 15.0% year-over-year. The quarter-over-quarter increase was primarily due to higher one-time transaction costs, higher employee incentive awards and absence of a CARES Act wage credit. The year-over-year increase was primarily due to higher one-time transaction costs and higher employee incentive awards, partially offset by lower legal settlement and severance costs.

•
Interest expense during the quarter was $16.7 million, compared to $13.9 million in the first quarter of 2023 and $11.4 million in the second quarter of 2022. The quarter-over-quarter increase was primarily due to a lower interest rate hedge benefit, and the year-over-year increase was primarily due to higher interest rates and interest on revolver facility borrowings.

•	Income tax expense (benefit) was $0.1 million, unchanged from the first quarter of 2023, and compared to $(13.0) million in the second quarter of 2022.

•	Net loss was $21.7 million compared to $25.2 million in the first quarter of 2023 and $135.7 million in the second quarter of 2022.

•
Fully diluted Class A common stock loss per share was $17.74 compared to $7.70 in the first quarter of 2023 and $34.49 in the second quarter of 2022, adjusted on a retrospective basis to reflect the reverse stock split completed in June 2023.

•
Adjusted EBITDA[1] was $9.3 million compared to $4.8 million in the first quarter of 2023 and $5.4 million in the second quarter of 2022. The quarter-over-quarter increase was primarily driven by increased revenue due to a higher number of visits and a higher rate per visit, better AR collections resulting in a lower provision for doubtful accounts, and lower clinical events spend as the first quarter included spend for the annual National Leadership Event. The quarter-over-quarter improvement was partially offset by higher salaries and related costs. The year-over-year increase was primarily driven by higher revenue and the impact of improved AR collections, partially offset by higher cost of services.

Adjusted EBITDA1 margin was 5.4% compared to 2.9% in the first quarter of 2023 and 3.3% in the second quarter of 2022.

•	Net (decrease) increase in cash was $(45.5) million year-to-date compared to $31.1 million in the first six months of 2022.

1 Refer to “Non-GAAP Financial Measures” below.

Operating cash use was $5.3 million year-to-date compared to $32.7 million in the first six months of 2022, reflecting the conclusion of the Medicare Accelerated and Advance Payment Program (“MAAPP”) repayments in the third quarter of 2022 and other timing differences between accrual and cash basis, specifically lower investment in prepaid expenses and other current assets and an increase in operating lease liabilities. Cash repaid in connection with MAAPP under the CARES Act was zero year-to-date 2023 compared to $10.8 million in the first six months of 2022.

Investing cash use was $10.1 million year-to-date, with ten new clinics opened, compared to $17.6 million in the first six months of 2022 and 22 new clinics opened.

Financing cash use was $30.0 million year-to-date, which included revolver repayments of $24.8 million. Financing cash generated was $81.4 million in the first six months of 2022, which included refinancing the Company’s first lien term loan with a new credit agreement and issuing Series A preferred stock with detachable warrants, resulting in approximately $77 million net proceeds to the balance sheet after payment of transaction fees.

•	As of June 30, 2023, total liquidity was $57.7 million comprised of cash and cash equivalents of $37.7 million and available revolving credit facility of $20.0 million.

•
With the transaction that closed on June 15, 2023, the Company may access an additional $25 million through issuance of new second lien PIK convertible notes plus Series B preferred stock subject to certain conditions as outlined in the second lien Note Purchase Agreement.

Additionally, ATI opened six clinics and closed four clinics during the quarter in connection with the Company’s ongoing footprint optimization initiative. The Company had 911 clinics at end of the second quarter and continues to execute on optimizing its geographic footprint and clinic-level economics.

Transaction to Enhance Liquidity and Financial Flexibility Completed

As previously announced, ATI completed a transaction on June 15, 2023 (the “2023 Debt Restructuring”), to enhance the Company’s liquidity, as previously described in the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on April 21, 2023, and as approved by the Company’s stockholders at the Company’s annual meeting of stockholders held on June 13, 2023

With the 2023 Debt Restructuring, ATI obtained a $25 million delayed draw term loan in the form of new second lien PIK convertible notes plus Series B preferred stock, exchanged $100 million of first lien term loan into new second lien PIK convertible notes plus Series B preferred stock, and remained in compliance with the covenants under its first lien credit agreement, among other terms.

2023 Guidance

For full year 2023, ATI expects net revenue to be in the range of $680 million to $695 million, which represents approximately 7% to 9% year-over-year growth. The Company anticipates it will continue increasing patient visits steadily through the second half of 2023 as it executes on its people, operations and commercial strategies. ATI expects Adjusted EBITDA1 in 2023 to be in the range of $30 million to $36 million.

1 Refer to “Non-GAAP Financial Measures” below.

As ATI continues optimizing its geographic footprint in 2023, the Company expects to close underperforming clinics and consolidate locations in certain markets, while opening new clinics in markets where it sees incremental growth opportunities. This is expected to result in a net reduction of approximately 20 clinics for full year 2023.

Second Quarter 2023 Earnings Conference Call

Management will host a conference call at 5 pm Eastern Time on August 7, 2023 to review second quarter 2023 financial results. The conference call can be accessed via a live audio webcast. To join, please access the following web link, ATI Physical Therapy, Inc. Q2 2023 Earnings Conference Call, on the Company’s Investor Relations website at https://investors.atipt.com at least 15 minutes early to register and download and install any necessary audio software. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About ATI Physical Therapy

At ATI Physical Therapy, we are committed to helping people live better. We provide convenient access to high-quality care to prevent and treat musculoskeletal (MSK) pain. Our 900+ locations in 24 states and virtual practice operate under the largest single-branded platform built to support standardized clinical guidelines and operating processes. With outcomes from more than 3 million unique patient cases, ATI strives to utilize quality standards designed to deliver proven, predictable, and impactful patient outcomes. From preventative services in the workplace and athletic training support to outpatient clinical services and online physical therapy via our online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com. ATI is based in Bolingbrook, Illinois.

Forward-Looking Statements

All statements other than statements of historical facts contained in this communication are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the impact of physical therapist attrition and ability to achieve and maintain clinical staffing levels and clinician productivity, anticipated visit and referral volumes and other factors on the Company's overall profitability, and estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including:

•	our liquidity position raises substantial doubt about our ability to continue as a going concern;

•
risks associated with liquidity and capital markets, including the Company's ability to generate sufficient cash flows, together with cash on hand, to run its business, cover liquidity and capital requirements and resolve substantial doubt about the Company's ability to continue as a going concern;

•	our ability to meet financial covenants as required by our 2022 Credit Agreement, as amended;
•
risks related to outstanding indebtedness and preferred stock, rising interest rates and potential increases in borrowing costs, compliance with associated covenants and provisions and the potential need to seek additional or alternative debt or capital financing in the future;

•	risks related to the Company's ability to access additional financing or alternative options when needed;
•
our dependence upon governmental and third-party private payors for reimbursement and that decreases in reimbursement rates, renegotiation or termination of payor contracts or unfavorable changes in payor, state and service mix may adversely affect our financial results;

•	federal and state governments’ continued efforts to contain growth in Medicaid expenditures, which could adversely affect the Company’s revenue and profitability;
•	payments that we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•
risks associated with public health crises, including COVID-19 (and any existing and future variants) and its direct and indirect impacts or lingering effects on the business, which could lead to a decline in visit volumes and referrals;

•
our inability to compete effectively in a competitive industry, subject to rapid technological change and cost inflation, including competition that could impact the effectiveness of our strategies to improve patient referrals and our ability to identify, recruit, hire and retain skilled physical therapists;

•	our inability to maintain high levels of service and patient satisfaction;
•
risks associated with the locations of our clinics, including the economies in which we operate, size and expected growth of our addressable markets, and the potential need to close clinics and incur closure costs;

•	our dependence upon the cultivation and maintenance of relationships with customers, suppliers, physicians and other referral sources;
•	the severity of climate change or the weather and natural disasters that can occur in the regions of the U.S. in which we operate, which could cause disruption to our business;
•	risks associated with future acquisitions and other business initiatives, which may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities;
•
failure of third-party vendors, including customer service, technical and IT support providers and other outsourced professional service providers to adequately address customers’ requests and meet Company requirements;

•	risks associated with our reliance on IT infrastructure in critical areas of our operations including, but not limited to, cyber and other security threats;
•
a security breach of our IT systems or our third-party vendors’ IT systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act;

•
maintaining clients for which we perform management and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;

•
our failure to maintain financial controls and processes over billing and collections or disputes with third-parties could have a significant negative impact on our financial condition and results of operations;

•	our operations are subject to extensive regulation and macroeconomic uncertainty;
•	our ability to meet revenue and earnings expectations;
•	risks associated with applicable state laws regarding fee-splitting and professional corporation laws;
•
inspections, reviews, audits and investigations under federal and state government programs and payor contracts that could have adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition and reputation;

•	changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis;
•	maintaining necessary insurance coverage at competitive rates;
•
the outcome of any legal and regulatory matters, proceedings or investigations instituted against us or any of our directors or officers, and whether insurance coverage will be available and/or adequate to cover such matters or proceedings;

•	general economic conditions, including but not limited to inflationary and recessionary periods;
•
changes in political environment and events involving financial volatility, defaults or other adverse developments that affect the U.S. or global markets, resulting in liquidity problems which may have a material adverse effect on our results of operations;

•	our facilities face competition for experienced physical therapists and other clinical providers that may increase labor costs, result in elevated levels of contract labor and reduce profitability;
•
risks associated with our ability to attract and retain talented executives and employees amidst the impact of unfavorable labor market dynamics, wage inflation and recent reduction in value of our share-based compensation incentives, including potential failure of steps being taken to reduce attrition of physical therapists and increase hiring of physical therapists;

•	risks resulting from the 2L Notes, IPO Warrants, Earnout Shares and Vesting Shares being accounted for as liabilities at fair value and the changes in fair value affecting our financial results;
•	further impairments of goodwill and other intangible assets, which represent a significant portion of our total assets, especially in view of the Company’s recent market valuation;
•	our inability to remediate the material weaknesses in internal control over financial reporting related to income taxes and to maintain effective internal control over financial reporting;
•	risks related to dilution of Common Stock ownership interests and voting interests as a result of the issuance of 2L Notes and Series B Preferred Stock;
•	costs related to operating as a public company; and
•	risks associated with our efforts and ability to regain and sustain compliance with the listing requirements of our securities on the New York Stock Exchange (“NYSE”).

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

Investors should also review those factors discussed in the Company’ Form 10-K for the fiscal year ended December 31, 2022, under the heading "Risk Factors," and other documents filed, or to be filed, by ATI with the SEC. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Readers should not place undue reliance on forward-looking statements. The Company undertakes no obligations to publicly update or revise any forward-looking statements after the date they are made or to reflect the occurrence of unanticipated events, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company, as applicable, as of the date of this communication, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA” and “Adjusted EBITDA margin.” ATI believes Adjusted EBITDA and Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by Net Revenue) assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of ATI’s core operating performance.

Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which ATI operates and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of the Company’s business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare ATI’s performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of cash available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures. We are unable to provide a reconciliation between forward-looking Adjusted EBITDA to its comparable GAAP financial measure without unreasonable effort, due to the high difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy by the date of this release.

Contacts:

Investors
Joanne Fong
SVP, Treasurer and Investor Relations
ATI Physical Therapy
investors@atipt.com
(630) 296-2222 x 7131

Media
Genesa Garbarino
Garbo Communications
genesa@garbo.agency
424-499-7025

Rob Manker
Director of Marketing & Public Relations
ATI Physical Therapy
warren.manker@atipt.com
630-296-2222 ext. 7432

ATI Physical Therapy
Condensed Consolidated Statements of Operations
($ in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Net patient revenue	$156,938	$148,506	$307,692	$287,431
Other revenue	15,399	14,787	31,577	29,684
Net revenue	172,337	163,293	339,269	317,115

Cost of services:
Salaries and related costs	95,327	89,606	186,030	177,021
Rent, clinic supplies, contract labor and other	50,437	50,405	103,315	102,020
Provision for doubtful accounts	2,360	3,506	6,485	8,611
Total cost of services	148,124	143,517	295,830	287,652
Selling, general and administrative expenses	36,573	31,808	67,168	61,832
Goodwill, intangible and other asset impairment charges	—	127,820	—	283,561
Operating loss	(12,360)	(139,852)	(23,729)	(315,930)
Change in fair value of 2L Notes	(7,010)	—	(7,010)	—
Change in fair value of warrant liability	(198)	(1,184)	—	(2,861)
Change in fair value of contingent common shares liability	(792)	(1,496)	(1,501)	(25,830)
Interest expense, net	16,682	11,379	30,618	20,035
Other expense, net	618	205	972	2,986
Loss before taxes	(21,660)	(148,756)	(46,808)	(310,260)
Income tax expense (benefit)	89	(13,033)	151	(36,314)
Net loss	(21,749)	(135,723)	(46,959)	(273,946)
Net income (loss) attributable to non-controlling interests	956	(177)	2,016	(650)
Net loss attributable to ATI Physical Therapy, Inc.	$(22,705)	$(135,546)	$(48,975)	$(273,296)
Less: Series A Senior Preferred Stock redemption value adjustments	44,696	—	44,696	—
Less: Series A Senior Preferred Stock cumulative dividend	5,709	5,063	11,012	6,988
Net loss available to common stockholders	$(73,110)	$(140,609)	$(104,683)	$(280,284)

Loss per share of Class A common stock:
Basic	$(17.74)	$(34.49)	$(25.47)	$(69.41)
Diluted	$(17.74)	$(34.49)	$(25.47)	$(69.41)
Weighted average shares outstanding:
Basic and diluted	4,122	4,077	4,110	4,038

ATI Physical Therapy
Condensed Consolidated Balance Sheets
($ in thousands)
(unaudited)

	June 30, 2023	December 31, 2022
Assets:
Current assets:
Cash and cash equivalents	$37,679	$83,139
Accounts receivable (net of allowance for doubtful accounts of $52,162 and $47,620 at June 30, 2023 and December 31, 2022, respectively)	80,779	80,673
Prepaid expenses	14,303	13,526
Other current assets	6,225	10,040
Assets held for sale	—	6,755
Total current assets	138,986	194,133

Property and equipment, net	114,787	123,690
Operating lease right-of-use assets	218,775	226,092
Goodwill, net	289,650	286,458
Trade name and other intangible assets, net	246,213	246,582
Other non-current assets	1,862	2,030
Total assets	$1,010,273	$1,078,985

Liabilities, Mezzanine Equity and Stockholders' Equity:
Current liabilities:
Accounts payable	$12,535	$12,559
Accrued expenses and other liabilities	61,727	53,672
Current portion of operating lease liabilities	52,194	47,676
Liabilities held for sale	—	2,614
Total current liabilities	126,456	116,521

Long-term debt, net(1)	415,068	531,600
2L Notes due to related parties, at fair value	96,933	—
Warrant liability	98	98
Contingent common shares liability	1,334	2,835
Deferred income tax liabilities	19,037	18,886
Operating lease liabilities	209,024	218,424
Other non-current liabilities	1,644	1,834
Total liabilities	869,594	890,198
Commitments and contingencies
Mezzanine equity:
Series A Senior Preferred Stock, $0.0001 par value; 1.0 million shares authorized; 0.2 million shares issued and outstanding; $1,175.08 stated value per share at June 30, 2023; $1,108.34 stated value per share at December 31, 2022	213,924	140,340

(1)	Includes $16.3 million of principal amount of debt due to related party as of June 30, 2023.

Stockholders' equity:
Class A common stock, $0.0001 par value; 470.0 million shares authorized; 4.2 million shares issued, 4.0 million shares outstanding at June 30, 2023; 4.1 million shares issued, 4.0 million shares outstanding at December 31, 2022	—	—
Treasury stock, at cost, 0.006 million shares and 0.002 million shares at June 30, 2023 and December 31, 2022, respectively	(212)	(146)
Additional paid-in capital	1,310,030	1,378,716
Accumulated other comprehensive income	593	4,899
Accumulated deficit	(1,388,486)	(1,339,511)
Total ATI Physical Therapy, Inc. equity	(78,075)	43,958
Non-controlling interests	4,830	4,489
Total stockholders' equity	(73,245)	48,447
Total liabilities, mezzanine equity and stockholders' equity	$1,010,273	$1,078,985

ATI Physical Therapy
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(unaudited)

	Six Months Ended
	June 30, 2023	June 30, 2022
Operating activities:
Net loss	$(46,959)	$(273,946)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill, intangible and other asset impairment charges	—	283,561
Depreciation and amortization	19,041	20,369
Provision for doubtful accounts	6,485	8,611
Deferred income tax provision	151	(36,314)
Non-cash lease expense related to right-of-use assets	23,836	24,071
Non-cash share-based compensation	4,208	3,919
Amortization of debt issuance costs and original issue discount	1,554	1,407
Non-cash interest expense	4,318	—
Loss on extinguishment of debt	444	2,809
Loss (gain) on disposal and sale of assets	793	(163)
Change in fair value of 2L Notes	(7,010)	—
Change in fair value of warrant liability	—	(2,861)
Change in fair value of contingent common shares liability	(1,501)	(25,830)
Changes in:
Accounts receivable, net	(6,105)	(9,349)
Prepaid expenses and other current assets	1,834	(7,555)
Other non-current assets	89	22
Accounts payable	119	1,850
Accrued expenses and other liabilities	15,158	10,803
Operating lease liabilities	(21,830)	(23,427)
Other non-current liabilities	56	45
Medicare Accelerated and Advance Payment Program Funds	—	(10,759)
Net cash used in operating activities	(5,319)	(32,737)

Investing activities:
Purchases of property and equipment	(9,990)	(17,841)
Proceeds from sale of property and equipment	—	146
Proceeds from sale of clinics	355	77
Payment of holdback liabilities related to acquisitions	(490)	—
Net cash used in investing activities	(10,125)	(17,618)

Financing activities:
Proceeds from long-term debt	—	500,000
Proceeds from 2L Notes from related parties	3,243	—
Financing transaction costs	(6,287)	—
Deferred financing costs	(84)	(12,952)
Original issue discount	—	(10,000)
Principal payments on long-term debt	—	(555,048)
Proceeds from issuance of Series A Senior Preferred Stock	—	144,667
Proceeds from issuance of 2022 Warrants	—	20,333
Payments on revolving line of credit	(24,750)	—
Equity issuance costs and original issue discount	—	(4,935)
Payment of contingent consideration liabilities	(397)	—
Taxes paid on behalf of employees for shares withheld	(66)	(34)
Distribution to non-controlling interest holders	(1,675)	(612)
Net cash (used in) provided by financing activities	(30,016)	81,419

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(45,460)	31,064
Cash and cash equivalents at beginning of period	83,139	48,616
Cash and cash equivalents at end of period	$37,679	$79,680

Supplemental noncash disclosures:
Derivative changes in fair value (1)	$4,306	$(6,460)
Purchases of property and equipment in accounts payable	$1,495	$1,550
Exchange of Senior Secured Term Loan for related party 2L Notes	$100,000	$—
Debt discount on Senior Secured Term Loan	$(1,797)	$—
Capital contribution from recognition of delayed draw right asset	$690	$—
Series A Senior Preferred Stock dividends and redemption value adjustments	$73,584	$—

Other supplemental disclosures:
Cash paid for interest	$24,698	$17,822
Cash received from hedging activities	$5,135	$—
Cash paid for taxes	$3	$55

(1)	Derivative changes in fair value related to unrealized loss (gain) on cash flow hedges, including the impact of reclassifications.

ATI Physical Therapy, Inc.
Supplemental Tables of Key Performance Metrics

	Financial Metrics ($ in 000’s)
	Net Patient Revenue	Other Revenue	Net Revenue	Adjusted EBITDA	Adj EBITDA margin
Q1 2021	$132,271	$16,791	$149,062	$5,590	3.8%
Q2 2021	$146,679	$17,354	$164,033	$23,999	14.6%
Q3 2021	$141,855	$17,158	$159,013	$8,539	5.4%
Q4 2021	$140,275	$15,488	$155,763	$1,643	1.1%
Q1 2022	$138,925	$14,897	$153,822	$(4,695)	(3.1)%
Q2 2022	$148,506	$14,787	$163,293	$5,436	3.3%
Q3 2022	$142,313	$14,479	$156,792	$(392)	(0.3)%
Q4 2022	$146,196	$15,568	$161,764	$6,363	3.9%
Q1 2023	$150,754	$16,178	$166,932	$4,790	2.9%
Q2 2023	$156,938	$15,399	$172,337	$9,338	5.4%

	Operational Metrics
	Visits per Day (1)	Clinical FTE (2)	VPD per cFTE (3)	ATI Clinician Headcount (4)	Contractor Headcount (5)	ATI Clinician Headcount
						Adds (6)	Turnover (7)
Q1 2021	19,520	2,284	8.5	2,558	16	41%	31%
Q2 2021	21,569	2,325	9.3	2,526	43	37%	44%
Q3 2021	20,674	2,359	8.8	2,583	108	51%	42%
Q4 2021	20,649	2,490	8.3	2,650	109	37%	31%
Q1 2022	21,062	2,466	8.5	2,658	158	25%	23%
Q2 2022	22,403	2,465	9.1	2,647	151	26%	28%
Q3 2022	21,493	2,465	8.7	2,691	151	33%	25%
Q4 2022	22,316	2,476	9.0	2,662	123	19%	26%
Q1 2023	22,701	2,423	9.4	2,629	168	21%	27%
Q2 2023	23,412	2,452	9.5	2,681	185	27%	19%

(1)	Equals patient visits divided by operating days.
(2)	Represents clinical staff hours divided by 8 hours divided by number of paid days.
(3)	Equals patient visits divided by operating days divided by clinical full-time equivalent employees.
(4)	Represents ATI employee clinician headcount at end of period.
(5)	Represents contractor clinician headcount at end of period.
(6)	Represents ATI employee clinician headcount new hire adds divided by average headcount, multiplied by 4 to annualize.
(7)	Represents ATI employee clinician headcount separations divided by average headcount, multiplied by 4 to annualize.

	Unit Economics: PT Clinics ($ actual)
	Ending Clinic Count	PT Revenue per Clinic (1)	VPD per Clinic (2)	PT Rate per Visit (3)	PT Salaries per Visit (4)	PT Rent and Other per Clinic (5)	PT Provision as % PT Revenue (6)
Q1 2021	882	$150,536	22.2	$107.56	$54.14	$47,722	5.4%
Q2 2021	889	$165,241	24.3	$106.26	$48.22	$47,857	2.4%
Q3 2021	900	$158,556	23.1	$105.56	$53.70	$49,499	2.5%
Q4 2021	910	$154,772	22.8	$104.51	$55.73	$50,976	1.5%
Q1 2022	922	$151,225	22.9	$103.06	$55.47	$54,472	3.7%
Q2 2022	926	$160,431	24.2	$103.57	$53.64	$53,017	2.4%
Q3 2022	929	$153,410	23.2	$103.46	$56.20	$53,945	2.0%
Q4 2022	923	$157,993	24.1	$103.99	$54.92	$51,252	1.7%
Q1 2023	909	$165,846	25.0	$103.76	$52.98	$56,338	2.7%
Q2 2023	911	$172,207	25.7	$104.74	$54.81	$53,866	1.5%

(1)	Equals Net Patient Revenue divided by average clinics over the quarter.
(2)	Equals patient visits divided by operating days divided by average clinics over the quarter
(3)	Equals Net Patient Revenue divided by patient visits.
(4)	Equals estimated patient-related portion of Salaries and Related Costs divided by patient visits.
(5)	Equals estimated patient-related portion of Rent, Clinic Supplies, Contract Labor and Other divided by average clinics over the quarter.
(6)	Equals estimated patient-related portion of Provision for Doubtful Accounts divided by Net Patient Revenue.

	Customer Satisfaction Metrics
	Net Promoter Score (1)	Google Star Rating (2)
Q1 2021	75	4.9
Q2 2021	77	4.9
Q3 2021	73	4.9
Q4 2021	78	4.8
Q1 2022	74	4.9
Q2 2022	75	4.9
Q3 2022	76	4.8
Q4 2022	76	4.9
Q1 2023	76	4.8
Q2 2023	74	4.8

(1)	NPS measures customer experience from ATI patient survey responses. The score is calculated as the percentage of promoters less the percentage of detractors.
(2)
A Google Star rating is a five-star rating scale that ranks businesses based on customer reviews. Customers are given the opportunity to leave a business review after interacting with a business, which involves choosing from one star (poor) to five stars (excellent).

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	June 30,	March 31,
	2023	2023
Net loss	$(21,749)	$(25,210)
Plus (minus):
Net income attributable to non-controlling interests	(956)	(1,060)
Interest expense, net	16,682	13,936
Income tax expense	89	62
Depreciation and amortization expense	9,211	9,564
EBITDA	$3,277	$(2,708)
Change in fair value of 2L Notes (1)	(7,010)	—
Changes in fair value of warrant liability and contingent common shares liability (2)	(990)	(511)
Transaction and integration costs (3)	8,714	5,408
Non-ordinary legal and regulatory matters (4)	2,001	1,523
Share-based compensation	2,755	1,478
Loss on debt extinguishment (5)	444	—
Pre-opening de novo costs (6)	147	172
Business optimization costs (7)	—	(702)
Reorganization and severance costs (8)	—	130
Adjusted EBITDA	$9,338	$4,790
Adjusted EBITDA margin	5.4%	2.9%

(1)	Represents non-cash amounts related to the change in the estimated fair value of the 2L Notes.
(2)	Represents non-cash amounts related to the change in the estimated fair value of IPO Warrants, Earnout Shares and Vesting Shares.
(3)	Represents non-capitalizable debt and capital transaction costs.
(4)	Represents non-ordinary course legal costs related to the previously disclosed ATIP stockholder class action complaints, derivative complaint, and SEC matter.
(5)	Represents charges related to the loss on debt extinguishment recognized as part of the 2023 Debt Restructuring.
(6)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(7)	Represents realized benefit of labor related CARES Act credit, that was not previously considered probable and relates to prior years.
(8)	Represents severance costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2022	2022	2022	2022
Net loss	$(102,407)	$(116,694)	$(135,723)	$(138,223)
Plus (minus):
Net (income) loss attributable to non-controlling interests	(358)	376	177	473
Interest expense, net	13,463	11,780	11,379	8,656
Income tax benefit	(4,998)	(7,218)	(13,033)	(23,281)
Depreciation and amortization expense	9,979	9,907	10,055	9,900
EBITDA	$(84,321)	$(101,849)	$(127,145)	$(142,475)
Goodwill, intangible and other asset impairment charges (1)	96,038	106,663	127,820	155,741
Goodwill, intangible and other asset impairment charges attributable to non-controlling interests (1)	(364)	(457)	(654)	(940)
Changes in fair value of warrant liability and contingent common shares liability (2)	(10,357)	(7,720)	(2,680)	(26,011)
Loss on debt extinguishment (3)	—	—	—	2,809
Loss on legal settlement (4)	—	—	3,000	—
Share-based compensation	1,544	1,920	2,004	1,964
Non-ordinary legal and regulatory matters (5)	937	772	2,202	2,497
Pre-opening de novo costs (6)	101	224	286	381
Transaction and integration costs (7)	1,093	55	603	1,538
Reorganization and severance costs (8)	1,797	—	—	—
Business optimization costs (9)	(105)	—	—	—
Gain on sale of Home Health service line, net	—	—	—	(199)
Adjusted EBITDA	$6,363	$(392)	$5,436	$(4,695)
Adjusted EBITDA margin	3.9%	(0.3)%	3.3%	(3.1)%

(1)	Represents non-cash charges related to the write-down of goodwill, trade name indefinite-lived intangible and other assets.
(2)	Represents non-cash amounts related to the change in the estimated fair value of IPO Warrants, Earnout Shares and Vesting Shares.
(3)	Represents charges related to the derecognition of the unamortized deferred financing costs and original issuance discount associated with the full repayment of the 2016 first lien term loan.
(4)	Represents charge for net settlement liability related to billing dispute.
(5)	Represents non-ordinary course legal costs related to the previously disclosed ATIP stockholder class action complaints, derivative complaint, and SEC matter.
(6)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(7)	Represents costs related to the Business Combination with FVAC II and non-capitalizable debt and capital transaction costs.
(8)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(9)
Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily relate to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2021	2021	2021	2021
Net income (loss)	$1,690	$(326,774)	$(439,126)	$(17,818)
Plus (minus):
Net (income) loss attributable to non-controlling interests	(869)	2,109	3,769	(1,309)
Interest expense, net	7,215	7,386	15,632	16,087
Interest expense on redeemable preferred stock	—	—	4,779	5,308
Income tax benefit	(5,381)	(35,333)	(19,731)	(10,515)
Depreciation and amortization expense	10,005	9,222	9,149	9,619
EBITDA	12,660	(343,390)	(425,528)	1,372
Goodwill, intangible and other asset impairment charges (1)	—	508,972	453,331	—
Goodwill, intangible and other asset impairment charges attributable to non-controlling interest (1)	—	(2,928)	(5,021)	—
Changes in fair value of warrant liability and contingent common shares liability (2)	(10,046)	(162,202)	(25,487)	—
Gain on sale of Home Health service line, net	(5,846)	—	—	—
Reorganization and severance costs (3)	—	3,551	—	362
Transaction and integration costs (4)	955	2,335	3,580	2,918
Share-based compensation	905	1,248	3,112	504
Pre-opening de novo costs (5)	543	511	441	434
Non-ordinary legal and regulatory matters (6)	2,472	442	—	—
Loss on debt extinguishment (7)	—	—	5,534	—
Loss on settlement of redeemable preferred stock (8)	—	—	14,037	—
Adjusted EBITDA	$1,643	$8,539	$23,999	$5,590
Adjusted EBITDA margin	1.1%	5.4%	14.6%	3.8%

(1)	Represents non-cash charges related to the write-down of goodwill, trade name indefinite-lived intangible and other assets.
(2)	Represents non-cash amounts related to the change in the estimated fair value of IPO Warrants, Earnout Shares and Vesting Shares.
(3)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(4)
Represents costs related to the Business Combination with FVAC II, non-capitalizable debt transaction costs, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(5)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(6)	Represents non-ordinary course legal costs related to the previously disclosed ATIP stockholder class action complaints, derivative complaint, and SEC matter.
(7)
Represents charges related to the derecognition of the proportionate amount of remaining unamortized deferred financing costs and original issuance discount associated with the partial repayment of the first lien term loan and derecognition of the unamortized original issuance discount associated with the full repayment of the subordinated second lien term loan.

(8)
Represents loss on settlement of redeemable preferred stock based on the value of cash and equity provided to preferred stockholders in relation to the outstanding redeemable preferred stock liability at the time of the closing of the Business Combination with FVAC II.